Exhibit 8.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON & FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

April [●], 2018

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Ladies and Gentlemen:

We have acted as counsel to CVB Financial Corp., a California corporation (“the “Company”) in connection with the proposed merger of Community Bank (“Community”), a California state-chartered, nonmember bank, with and into Citizens Business Bank (“Citizens”), a wholly-owned subsidiary of the Company and a California state-chartered, nonmember bank, pursuant to that certain Agreement and Plan of Reorganization and Merger (as amended or supplemented through the date hereof, the “Agreement”), dated as of February 26, 2018, by and among Community, Citizens and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (including the joint proxy statement/prospectus contained therein, as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters.

In providing our opinion, we have examined and relied upon the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In examining such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the statements and representations made by Community, Citizens and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, without regard to any qualifications as to knowledge, intention or belief, and (iv) Community, Citizens, the Company and their respective subsidiaries will treat the Merger, for U.S. federal income tax purposes, in a manner consistent with the opinion set forth below.

    April [●], 2018

    Page Two

We have not undertaken an independent inquiry into or verification of the facts set forth in the documents we have reviewed for this opinion or the representations and assumptions made in connection therewith. While we have reviewed all representations made to us to determine their reasonableness, and nothing has come to our attention that would cause us to question the accuracy of such representations, we have no assurance that they are or will ultimately prove to be accurate. If any of the above described representations and assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, under currently applicable U.S. federal income tax law, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the U.S. federal income tax consequences of the Merger to “U.S. holders” (as defined in the Registration Statement) of Community Common Stock will be as described in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger.”

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the Internal Revenue Service or rejected by a court.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

    April [●], 2018

    Page Three

Very truly yours,